UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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TARONIS FUELS, INC.
(Name of Registrant as Specified in Its Charter)

THOMAS WETHERALD TOBIAS WELO MARY PAT THOMPSON SERGEY VASNETSOV ANDREW MCCORMICK
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Leading Independent Proxy Advisory Firm Glass Lewis Recommends Shareholders of Taronis Fuels CONSENT to the

Removal of ALL Incumbent Directors of Taronis Fuels

Recommends for the Election of the 5 Concerned Shareholder Director Nominees on the WHITE Consent Card

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Says Election of Tom Wetherald, Tobias Welo, Mary Pat Thompson, Andrew McCormick & Sergey Vasnetsov brings “investor-first perspective” and would represent a “superior outcome” for Taronis Fuels shareholders

•	Glass Lewis Joins ISS in Recommending Significant Change at Taronis by Consenting on the WHITE Card

NEW YORK, NY --(GLOBENEWSWIRE)—March 31, 2021, Thomas Wetherald and Tobias Welo (together, the “Concerned Shareholders”, “we”, “our” or “us”), who owned more than 16.2% of the outstanding shares before the Board of Directors’ recent defensive and dilutive entrenchment maneuvers,  announced that Glass Lewis & Co. (“Glass Lewis”), a leading independent proxy advisory firm, recommends Taronis Fuels, Inc. (OTCQB: TRNF) shareholders Consent to the removal of ALL Taronis Incumbent Directors and to the Election of ALL Concerned Shareholder Nominees.

In its March 30th report, Glass Lewis unleashed a blistering attack on the incumbent Taronis Board:

“In direct terms, the sitting board has overseen bloated cost management, implemented regressive corporate governance, ineffectually pursued critical concerns around the Company's poorly disclosed financials and destroyed shareholder value at an alarming pace, especially given Taronis' brief tenure on the public markets.

Glass Lewis continued:

“…items of concern cover a relatively broad spectrum, and include seemingly ineffectual investigative initiatives, poor acknowledgement of glaring operational and governance issues, and, more recently, rather maladroit gamesmanship in the run-up to the current solicitation.”

“These issues would already be a hefty millstone for a board looking to build a sturdy coalition of supportive investors. Here, however, we find the board's footing shakier still, given four of the five targeted members are holdovers from the aforementioned Taronis Technologies, a $6.0 million non-entity now drifting along under the more anodyne moniker "BBHC, Inc." Investors familiar with the Company's predecessor enterprise will know that firm, operating with substantially similar oversight architecture, maintained poor governance and weak internal controls and generated tremendous destruction of shareholder value. The sitting board thus seems to lack credibility around the very volley it is seeking to deflect, further crimping an already weak case.”

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Glass Lewis also was dismissive of the Taronis claims that its board is “highly qualified” and essential to Taronis “growth strategy”:

“…we identify no meaningful external sector expertise, and only limited public company experience. Indeed, the case could be made the,” highly-qualified" aspects of the collected backgrounds of Messrs. Dingess, Pollack and Staunton hinges entirely on their prior service as directors of predecessor Taronis Technologies, a firm which posted objectively poor operational metrics, maintained mediocre corporate governance and ultimately lost 99.9998% of its value during their tenures. In short, we consider there is no compelling case surrounding purported risks to institutional knowledge.”

Glass Lewis was complimentary of Wetherald and Welo’s plans for Taronis:

“…show awareness of certain transitional risks, including the need to engage with Taronis' lenders and explore sources of capital to mitigate the prospective negative impact arising from, among other things, outsized parachute payments potentially due to the Company's existing executive team. From there, we see the Dissidents expect the board to pursue a range of initiatives targeted at the Company's manifold weaknesses, including completing a forensic analysis of the Company's murky and delayed financial reporting, establishing prudent cost management targets, undertaking a profitability analysis in order to support rationalized growth of the MagneGas business and vetting international growth opportunities. The operational aspects of this plan are expected to be spearheaded by a new CEO recruited within the first several weeks, a process the Dissidents assert is already underway.”

Commenting on the Glass Lewis report, Tom Wetherald and Tobias Welo issued the following statement:

“We are pleased that Glass Lewis recognized the value destructive history of the incumbent board, and the investor-first perspective our aligned slate of nominees would bring to Taronis.  As we recently stated, we are already in contact with multiple highly successful individuals in the industrial gas industry to help identify a potential replacement CEO with far more relevant and extensive experience and success in industrial gasses than either current CEO Mahoney or any member of the incumbent Board.  We are very optimistic about our ability to recruit a new CEO that can truly take Taronis Fuels to the next level.”

We strongly urge shareholders to protect the value of their investment by following Glass Lewis’s recommendation to Consent on the WHITE Card.  Shareholders should simply discard and NOT vote using any Green revocations cards they may receive from Taronis.

** permission to use Glass Lewis quotations was neither sought nor obtained.

Investors:

Saratoga Proxy Consulting LLC
(212) 257-1311
info@saratogaproxy.com

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